UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.   )

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HEALTHWAYS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Investor Relations Contact:
Chip Wochomurka
(615) 614-4493
chip.wochomurka@healthways.com

THOMAS G. CIGARRAN RESIGNS
FROM HEALTHWAYS BOARD OF DIRECTORS

NASHVILLE, TN (February 19, 2014) – Healthways, Inc. (NASDAQ: HWAY) announced that Thomas G. Cigarran has resigned from its Board of Directors, effective February 14, 2014. Mr. Cigarran, 72, was a co-founder of the Company in 1981 and served as its Chief Executive Officer from 1989 to 2003 before retiring to serve as Chairman until 2010, when he became Chairman Emeritus.

John Ballantine, Chairman of the Board of Healthways, said, "We would like to thank Tom for his 32 years of service to the Company. As CEO of the Company, Tom was a pioneer in the development and advancement of diabetes models of care. Upon his retirement as CEO in 2003, he successfully transitioned leadership of the Company to current President and CEO, Ben R. Leedle, Jr., and as a member of the Board, Tom has helped support the Company's transformation from a business focused solely on diabetes management into a leading provider of population health management well-being improvement services. Our governance guidelines require directors to tender their resignation upon age 72, but given his extensive history with the Company, the Board had asked Tom to stand for election again this year. The Board is surprised that he has chosen not to continue to work with his fellow directors to enhance shareholder value in the rapidly evolving healthcare industry, especially given the market adoption of the Company's well-being improvement solutions. The Company just executed one of its most successful years of customer retention and new sales, leading to expected growth in all of its customer markets for 2014.

"As stated in December, the Board maintains its full support of the CEO and the management team and is fully aligned with management on the Company's strategy. The Board intends to continue the process already underway to identify and nominate a new director who will bring current experience and relevant expertise, particularly in light of the rapid changes occurring in the healthcare industry today," Mr. Ballantine concluded.

About Healthways

Healthways is the largest independent global provider of well-being improvement solutions. Dedicated to creating a healthier world one person at a time, the Company uses the science of behavior change to produce and measure positive change in well-being for our customers, which include employers, integrated health systems, hospitals, physicians, health plans, communities and government entities. We provide highly specific and personalized support for each individual and their team of experts to optimize each participant's health and productivity and to reduce health-related costs. Results are achieved by addressing longitudinal health risks and care needs of everyone in a given population. The Company has scaled its proprietary technology infrastructure and delivery capabilities developed over 30 years and now serves approximately 45 million people on four continents. Learn more at www.healthways.com.

Important Additional Information

Healthways, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from Healthways stockholders in connection with the matters to be considered at the Company's 2014 Annual Meeting of Stockholders. Healthways intends to file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with any such solicitation of proxies from Healthways stockholders. INVESTORS AND STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company's 2014 Annual Meeting of Stockholders. Information regarding the direct and indirect beneficial ownership of the Company's directors and executive officers in Healthways securities is included in their SEC filings on Forms 3, 4 and 5, and additional information can also be found in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 15, 2013 and its Quarterly Reports on Form 10-Q for the first three quarters of the fiscal year ended December 31, 2013 filed on May 9, 2013, August 8, 2013 and November 5, 2013 (and subsequently amended on November 6, 2013), respectively. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by Healthways with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.healthways.com.